Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS FIRST QUARTER 2016 RESULTS

Operations improve

Acquisition delivers

Results surpass expectations

Guidance for 2016 increases

PERRYSBURG, Ohio (May 2, 2016) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the first quarter ended March 31, 2016.

First Quarter Highlights

•                  Earnings from continuing operations were $0.42 per share (diluted)

•                  Earnings from continuing operations on an adjusted basis(1) were $0.48 per share, which exceeded management’s guidance of $0.37 to $0.42 per share, due to strong business performance

•                  Record first quarter adjusted earnings in recent history, on a constant currency basis; up 33 percent compared with prior year

•                  Net sales were $1.6 billion, up 12 percent from the prior year first quarter

•                  Sales volumes increased by 14 percent compared with the first quarter of 2015

•                  Excluding the acquisition of Vitro’s food and beverage business (the “acquired business”), sales volumes were on par with prior year and in line with full year expectations

•                  Segment operating profit margin expanded 150 basis points versus prior year, driven by stability and operational performance of the business as well as the addition of the acquisition

•                  Segment operating profit improved across all regions on a constant currency basis, increasing $54 million year-over-year

•                  Solid progress continues against the strategic plan; improvements on track

•                  The Company now expects adjusted earnings per share for full year 2016 to be in the range of $2.25 to $2.35, up from prior $2.10 to $2.25 guidance; free cash flow guidance increased $20 million to approximately $300 million

•                  The Company will amend its Annual Report on Form 10-K for the year ended December 31, 2015 in order to record its total asbestos-related liability in relevant prior periods

Commenting on the Company’s first quarter results and outlook, CEO Andres Lopez stated, “We delivered solid improvement in our financials this quarter thanks to the hard and disciplined work of our teams that are focused on stabilizing and improving our operational performance.

(1)  Adjusted earnings refers to earnings from continuing operations attributable to the Company, excluding items management does not consider representative of ongoing operations. See the table entitled Reconciliation to Adjusted Earnings and Constant Currency in this release.

The momentum we are building gives us confidence that our strategy – designed to generate significant, long-term value across the company – is taking hold. In fact, our expectations for strong business performance plus the recent dollar weakening have favorably impacted our full year guidance for both adjusted earnings per share and free cash flow generation. We will continue our focus on execution to achieve our financial commitments.”

	Three months ended
	March 31 (a)
(Dollars in millions, except per share amounts and operating profit margin)	2016	2015

Net sales	$1,588	$1,421
Segment operating profit	211	168
Segment operating profit margin	13.5%	12.0%
Earnings attributable to the Company from continuing operations	68	71
Earnings per share from continuing operations (diluted)	$0.42	$0.44

Adjusted earnings (non-GAAP)	$78	$71
Adjusted earnings per share (non-GAAP)	$0.48	$0.44
Adjusted earnings per share on a constant currency basis (non-GAAP)	$0.48	$0.36

(a) The amounts for the three-months ended March 31, 2016 and March 31,2015, are subject to adjustments as a result of the Company’s ongoing process to amend its 2015 Form 10-K.

First Quarter 2016 Results

On a reported basis, the Company reported first quarter 2016 earnings from continuing operations of $0.42 per share (diluted). Excluding certain items management considers not representative of ongoing operations, adjusted earnings were $0.48 per share, which compares favorably to management’s guidance of $0.37 to $0.42 per share due to strong business performance and more favorable currency expectations.

Net sales in the first quarter of 2016 were $1.6 billion, up $167 million, or 12 percent, from the prior year first quarter. In constant currency terms, net sales of the legacy business (which excludes the acquired business) was up 1 percent; unfavorable currency translation adversely impacted net sales by $62 million, or 4 percent. Price was up about 1 percent on a global basis, essentially offsetting cost inflation.  In the quarter, the acquired business generated $210 million in net sales, which is 13 percent of global net sales.

Global shipments were in line with management expectations. Global sales volume increased by 14 percent year-over-year. Including the acquired business, first quarter sales volumes improved in North America by 9 percent and in Latin America by 85 percent.

Excluding the acquired business, global shipments were about flat to the prior year first quarter. Shipments in Europe and Asia Pacific increased modestly, driven by higher beer and non-alcoholic beverage shipments in Europe and by wine in Asia Pacific. Sales volume for the North America legacy business was on par with the prior year quarter as higher wine and food shipments offset lower shipments in other categories. First quarter shipments for the Latin

America legacy business were down about 5 percent as lower shipments in Brazil were partially offset by higher shipments in the Andean region.

Segment operating profit was $211 million in the first quarter, $43 million higher than prior year first quarter. Adverse currency translation, primarily in Latin America, impacted segment operating profit by $11 million compared with the first quarter of prior year.

The outperformance was primarily driven by the strong results of the acquired business and Europe, with all regions reporting improvement on a constant currency basis.

•                  The acquired business contributed approximately $42 million of operating profit in the quarter. This puts it on pace to exceed management expectations of $140 million to $145 million for the year. Strong domestic sales, the successful ramp up of the new furnace in Monterrey and cost synergies all contributed to performance.

•                  Europe reported a $6 million improvement in segment operating profit, a much better result than initial guidance suggested. Operating performance significantly improved in the first quarter; Europe had improved asset stability from prior year investments and this resulted in less production downtime. The region also benefited from reduced discretionary spending. Average selling prices in Europe were comparable year-over-year. However, there is a continuation of pricing dynamics that will impact the remainder of 2016, although less severe than prior year. Price-cost spread was almost flat, partially due to energy deflation.

•                  Segment operating profit for North America was $5 million higher than the prior year first quarter. The improvement was driven by the acquired business. The legacy business continued operating well and reported solid results in line with prior year.

•                  Latin America’s segment operating profit improved $33 million, more than doubling the prior year profit. The acquired business contributed $37 million of operating profit. Currency translation was a $9 million headwind compared with the first quarter of prior year. The legacy business delivered a very solid performance, offsetting more than half of the currency headwind - despite the well-known challenging economic situation in Brazil.  Positive performance of the Andean countries clearly contributed to the strong results for the region. The management team undertook actions to improve operating results by reducing discretionary spending and right-sizing production, particularly in Brazil. This led to year on year margin improvement for the legacy business.

•                  In Asia Pacific, segment operating profit, excluding the impact of foreign currency, increased $1 million year over year due to higher sales and production volumes.

Retained corporate and other costs increased by $11 million compared with the prior year quarter. While the business results were favorably impacted by the weakening U.S. dollar late in the quarter, the effect of foreign currency hedges, which are mainly reflected in corporate costs, adversely impacted costs compared with prior year. Additionally, higher management incentive accruals driven by higher full year projections also increased corporate and other costs.

Net interest expense in the quarter was $66 million, up $19 million from the first quarter of the prior year, entirely due to acquisition-related interest expense. The Company continues to benefit from low variable interest rates.

The effective tax rate on adjusted earnings was approximately 27 percent. The effective tax rate was higher than the first quarter of 2015, mainly reflecting the geographic mix of earnings and the Mexican statutory tax rate of 30 percent.

Outlook

The Company now expects adjusted earnings per share for full year 2016 to be in the range of $2.25 to $2.35 which is higher than prior guidance of $2.10 to $2.25. The updated range reflects multiple factors, including strong business performance, favorable currency assumptions, and a tax rate on the low end of the guidance range of 26 to 28 percent. The adjusted EPS range also reflects uncertainty in macroeconomic conditions. Reflecting the aforementioned assumptions, the Company expects free cash flow for 2016 to be approximately $300 million which exceeds the prior guidance of approximately $280 million.

Amendment of 2015 Form 10-K; Asbestos-related Liabilities

Since June 2015 the Company has been engaged in an ongoing dialogue with the staff of the Securities and Exchange Commission (“SEC staff”) concerning how the Company estimates its  asbestos-related liability. Beginning in 2003, the Company has estimated its asbestos-related liability based on an annual analysis of how far in the future it could reasonably estimate the number of claims it expected to receive.  Subsequent to the filing of its Annual Report on Form 10-K for the year ended December 31, 2015 (“2015 Annual Report”), the Company was informed by the SEC staff that they believe that, under the applicable accounting pronouncement, the Company should consider all claims without limitation to a specific time period. In light of these discussions, the Company has concluded that its method for estimating its future asbestos-related liability was not consistent with the applicable accounting pronouncement. With the assistance of an external consultant, and utilizing a model with actuarial inputs, the Company has developed a new method for reasonably estimating its total asbestos-related liability. Using the new model, the Company’s total asbestos-related liability, without limitation to a specific time period, is expected to be $806 million as of March 31, 2016. This is $295 million higher than the estimation method used previously that used a four year future period.

In light of the foregoing, the Company will amend its 2015 Annual Report to restate the financial statements contained therein to reflect the effects of its new method for estimating its total asbestos-related liability and to make certain corresponding disclosures related thereto. The Company is still considering the effects of the restatement of prior period financial statements for this correction. The Company believes that these corrections will have no impact on the Company’s future asbestos payments or free cash flow.  In addition, the Company expects its asbestos-related payments to continue declining year after year.

While the Company believes the new method reasonably estimates its total asbestos-related liability, the Company expects that, due to the uncertainties inherent in the estimation process, future reviews of this liability may result in additional adjustments to its total asbestos-related liability.

Conference Call Scheduled for May 3, 2016

O-I CEO Andres Lopez and CFO Jan Bertsch will conduct a conference call to discuss the Company’s latest results on Tuesday, May 3, 2016, at 8:00 a.m. EDT. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Presentations & Webcast section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m. EDT, on May 3. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

Contact:                                                   Sasha Sekpeh, 567-336-5128 — O-I Investor Relations

Kristin Kelley, 567-336-2395 — O-I Corporate Communications

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s second quarter 2016 earnings conference call is currently scheduled for Thursday, July 28, 2016, at 8:00 a.m. EDT.

About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. The Company had revenues of $6.2 billion in 2015 and employs 27,000 people at 80 plants in 23 countries. With global headquarters in Perrysburg, Ohio, O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. For more information, visit o-i.com.

Regulation G

The information presented above regarding adjusted EPS relates to net earnings from continuing operations attributable to the Company (exclusive of items management considers not representative of ongoing operations) divided by weighted average shares outstanding (diluted) and does not conform to U.S. generally accepted accounting principles (GAAP). Management has included this non-GAAP measure to assist in understanding the comparability of results of ongoing operations. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by continuing operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments. Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook. These non-GAAP financial measures are presented on a forward-looking basis and certain factors that could affect GAAP financial measures are not accessible or estimable on a forward-looking basis. These factors include items that may be material, such as future asbestos-related charges and restructuring and asset impairment and other related charges.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward-looking Statements

This document contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the Company’s ability to integrate the Vitro Business in a timely and cost effective manner, to maintain on existing terms the permits, licenses and other approvals required for the Vitro Business to operate as currently operated, and to realize the expected synergies from the Vitro Acquisition, (2) risks related to the impact of integration of the Vitro Acquisition on earnings and cash flow, (3) risks associated with the significant transaction costs and additional indebtedness that the Company incurred in financing the Vitro Acquisition, (4) the Company’s ability to realize expected growth opportunities and cost savings from the Vitro Acquisition, (5) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real, Mexican peso, Colombian peso and Australian dollar, (6) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (7) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (8) consumer preferences for alternative forms of packaging, (9) cost and availability of raw materials, labor, energy and transportation, (10) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (11) consolidation among competitors and customers, (12) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (13) unanticipated expenditures with respect to environmental, safety and health laws, (14) the Company’s ability to further develop its sales, marketing and product development capabilities, and (15) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, events related to asbestos-related claims, and the other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, any subsequently filed Quarterly Report on Form 10-Q and the Company’s other filings with the SEC. It is not possible to foresee or identify all such factors. In addition, the Company’s management has not yet completed its assessment of the error in the previously filed financial reports discussed in this document. The actual amount of the Company’s assessment of its total asbestos-related liability at March 31, 2016 and the expected impact of the restatement, including on the financial results for the quarterly period ended March 31, 2016, could differ from the discussion in this document. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended March 31 (a)
Unaudited	2016	2015

Net sales	$1,588	$1,421
Cost of goods sold	(1,269)	(1,153)

Gross profit	319	268

Selling and administrative expense	(129)	(124)
Research, development and engineering expense	(15)	(15)
Interest expense, net	(66)	(47)
Equity earnings	14	15
Other income (expense), net	(22)	3

Earnings from continuing operations before income taxes	101	100

Provision for income taxes	(27)	(25)

Earnings from continuing operations	74	75

Loss from discontinued operations	(1)

Net earnings	73	75

Net earnings attributable to noncontrolling interests	(6)	(4)

Net earnings attributable to the Company	$67	$71

Amounts attributable to the Company:
Earnings from continuing operations	$68	$71
Loss from discontinued operations	(1)
Net earnings	$67	$71

Basic earnings per share:
Earnings from continuing operations	$0.42	$0.44
Loss from discontinued operations	(0.01)
Net earnings	$0.41	$0.44

Weighted average shares outstanding (thousands)	161,204	162,146

Diluted earnings per share:
Earnings from continuing operations	$0.42	$0.44
Loss from discontinued operations	(0.01)
Net earnings	$0.41	$0.44

Diluted average shares (thousands)	161,793	163,287

(a)         The amounts for the three-months ended March 31, 2016 and March 31,2015, are subject to adjustments as a result of the Company’s ongoing process to amend its 2015 Form 10-K.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheet

(Dollars in millions)

March 31, (a)
Unaudited	2016
Assets
Current assets:
Cash and cash equivalents	$239
Trade receivables, net	771
Inventories	1,107
Prepaid expenses and other	359
Total current assets	2,476

Property, plant and equipment, net	2,996
Goodwill	2,532
Intangibles	587
Other assets	1,097

Total assets	$9,688

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$239
Current portion of asbestos-related liabilities	130
Accounts payable	1,050
Other liabilities	471
Total current liabilities	1,890

Long-term debt	5,662
Asbestos-related liabilities	676
Other long-term liabilities	1,044
Share owners’ equity	416

Total liabilities and share owners’ equity	$9,688

(a)         The amounts as of March 31, 2016 are subject to adjustments as a result of the Company’s ongoing process to amend its 2015 Form 10-K.

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flow

(Dollars in millions)

Three months ended March 31 (a)
Unaudited	2016
Cash flows from operating activities:
Net earnings	$73
Loss from discontinued operations	1
Non-cash charges
Depreciation and amortization	125
Pension expense	6
Restructuring, asset impairment and related charges	19
Cash Payments
Pension contributions	(4)
Asbestos-related payments	(11)
Cash paid for restructuring activities	(13)
Change in components of working capital	(488)
Other, net (b)	(9)
Cash utilized in operating activities	(301)
Cash utilized in discontinued operating activities	(1)
Total cash utilized in operating activities	(302)

Cash flows from investing activities:
Additions to property, plant and equipment	(117)
Acquisitions, net of cash acquired	(22)
Other, net	6
Cash utilized in investing activities	(133)

Cash flows from financing activities:
Changes in borrowings, net	274
Issuance of common stock	5
Treasury shares purchased
Payment of finance fees	(3)
Cash provided by financing activities	276
Effect of exchange rate fluctuations on cash	(1)
Change in cash	(160)
Cash at beginning of period	399
Cash at end of period	$239

(a)         The amounts for the three-months ended March 31, 2016 are subject to adjustments as a result of the Company’s ongoing process to amend its 2015 Form 10-K.

(b)   Other, net includes other non cash charges plus other changes in non-current assets and liabilities.

OWENS-ILLINOIS, INC.

Reportable Segment Information

(Dollars in millions)

	Three months ended March 31 (a)
Unaudited	2016	2015
Net sales:
Europe	$563	$567
North America	532	470
Latin America	312	205
Asia Pacific	159	163
Reportable segment totals	1,566	1,405

Other	22	16
Net sales	$1,588	$1,421

Segment operating profit (b):

Europe	$55	$49
North America	76	71
Latin America	63	30
Asia Pacific	17	18

Reportable segment totals	211	168

Items excluded from segment operating profit:
Retained corporate costs and other	(32)	(21)
Items not considered representative of ongoing operations (c)	(12)

Interest expense, net	(66)	(47)
Earnings from continuing operations before income taxes	$101	$100

Segment operating profit margin (d):

Europe	9.8%	8.6%
North America	14.3%	15.1%
Latin America	20.2%	14.6%
Asia Pacific	10.7%	11.0%
Reportable segment margin totals	13.5%	12.0%

(a)              The amounts for the three-months ended March 31, 2016 and March 31,2015, are subject to adjustments as a result of the Company’s ongoing process to amend its 2015 Form 10-K.

(b)              Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes.  The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(c)               Reference reconciliation to adjusted earnings and constant currency.

(d)              Segment operating profit margin is segment operating profit divided by segment net sales.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Earnings and Constant Currency

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended March 31 (a)
Unaudited	2016	2015

Earnings from continuing operations attributable to the Company	$68	$71
Items impacting other expense, net:
Restructuring, asset impairment and related charges	19
Gain related to cash received from the Chinese government as compensation for land in China that the Company was required to return to the government	(7)
Items impacting income tax:
Net benefit for income tax on items above	(4)
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above	2
Total adjusting items	$10	$—

Adjusted earnings	$78	$71

Currency effect on earnings (2015 only)(b)		(12)

Earnings on a constant currency basis (2015 only)		59

Diluted average shares (thousands)	161,793	163,287

Earnings per share from continuing operations (diluted)	$0.42	$0.44
Adjusted earnings per share	$0.48	$0.44

Adjusted earnings per share on a constant currency basis		$0.36

(a)                           The amounts for the three-months ended March 31, 2016 and March 31,2015, are subject to adjustments as a result of the Company’s ongoing process to amend its 2015 Form 10-K.

(b)                           Currency effect on earnings determined by using month-end foreign currency exchange rates in 2016 to translate 2015 local currency results.